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                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2156 DATED 22 OCTOBER 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$8,500,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
              UNDER THE A$20,000,000,000.00 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
 CURRENTLY TOTALING A$4,856,635,000.00 (A$1,360,803,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.     (i)     Issuer:                                         Queensland Treasury Corporation

       (ii)    Guarantor:                                      The Treasurer on behalf of the Government of
                                                               Queensland

2.             Benchmark line:                                 2011
                                                               (to be consolidated and form a single series with QTC
                                                               6% Global A$Bonds due 14 June 2011, ISIN
                                                               US748305BC27)
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3.             Specific Currency or Currencies:                AUD ("A$")

4.     (i)     Issue price:                                    103.443%

       (ii)    Dealers' fees and commissions paid by Issuer:   No fee or commission is payable in respect of the
                                                               issue of the bond(s) described in these final terms
                                                               (which will constitute a "pricing supplement" for
                                                               purposes of any offers or sales in the United States
                                                               or to U.S. persons). Instead, QTC pays fees and
                                                               commissions in accordance with the procedure
                                                               described in the QTC Offshore and Onshore Fixed
                                                               Interest Distribution Group Operational Guidelines.

5.             Specified Denominations:                        A$1,000

6.     (i)     Issue Date:                                     26 OCTOBER 2009

       (ii)    Record Date (date on and from which security    6 June / 6 December. Security will be ex-interest on
               is Ex-interest):                                and from 7 June / 7 December.

       (iii)   Interest Payment Dates:                         14 June / 14 December

7.             Maturity Date:                                  14 June 2011

8.             Interest Basis:                                 6 per cent Fixed Rate

9.             Redemption/Payment Basis:                       Redemption at par

10.            Change of Interest Basis or                     Not Applicable
               Redemption/Payment Basis:

11.    (i)     Status of the Bonds:                            Senior and rank pari passu with other senior,
                                                               unsecured debt obligations of QTC

       (ii)    Status of the Guarantee:                        Senior and ranks pari passu with all its other
                                                               unsecured obligations

12.            Method of distribution:                         Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.            Fixed Rate Note Provisions Applicable

       (i)     Rate(s) of Interest:                            6 per cent per annum payable semi-annually in arrears

       (ii)    Interest Payment Date(s):                       14 June and 14 December in each year up to and
                                                               including the Maturity Date

       (iii)   Fixed Coupon Amount(s):                         A$30 per A$1,000 in nominal amount
               (Applicable to bonds in definitive form)

       (iv)    Determination Date(s):                          Not Applicable

       (v)     Other terms relating to the method of           None
               calculating interest for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION
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14.            Final Redemption Amount:                        A$1,000 per bond of A$1,000 Specified Denomination
                                                               (NB: If the Final Redemption Amount is other than 100
                                                               per cent. of the nominal value the bonds will be
                                                               derivative securities for the purposes of the
                                                               Prospectus Directive and the requirements of Annex
                                                               XII to the Prospectus Directive Regulation will apply
                                                               and the Issuer will prepare and publish a supplement
                                                               to the Prospectus)

15.            Early Redemption Amount(s) payable on           Not Applicable
               redemption for taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.            Form of Bonds:                                  Permanent Global Note not exchangeable for Definitive
                                                               Bonds

17.            Additional Financial Centre(s) or other         Not Applicable
               special provisions relating to Payment Dates:

18.            Talons for future Coupons or Receipts to be     No
               attached to Definitive Bonds (and dates on which such Talons mature):

19.            Other terms or special conditions:              Not Applicable

                                                               (When adding any other final terms consideration
                                                               should be given as to whether such terms constitute
                                                               "significant new factors" and consequently trigger
                                                               the need for a supplement to the Prospectus under
                                                               Article 16 of the Prospectus Directive)

DISTRIBUTION

20.    (i)     If syndicated, names and addresses of           Not Applicable
               Managers and underwriting commitments:

       (ii)    Date of Dealer Agreement:                       22 OCTOBER 2009

       (iii)   Stabilizing Manager(s) (if any):                Not Applicable

21.            If non-syndicated, name and address of          Royal Bank of Canada DS Global Markets
               relevant Dealer:                                Level 18
                                                               167 Macquarie Street
                                                               Sydney NSW 2000

22.            Whether TEFRA D or TEFRA C rules applicable     TEFRA Not Applicable
               or TEFRA rules not applicable:

23.            Non exempt Offer                                Not Applicable

                                                               (N.B. Consider any local regulatory
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                                                               requirements necessary to be fulfilled so as to be
                                                               able to make a non-exempt offer in relevant
                                                               jurisdictions. No such offer should be made in any
                                                               relevant jurisdiction until those requirements have
                                                               been met. Non-exempt offers may only be made into
                                                               jurisdictions in which the base prospectus (and any
                                                               supplement) has been notified/passported.)

24.            Additional selling restrictions:                Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000.00 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.       LISTING AND ADMISSION TO TRADING

         (i) Listing                        Bourse de Luxembourg.

         (ii) Admission to trading:         Application has been made by the
                                            Issuer (or on its behalf) for the
                                            bonds to be admitted to trading on
                                            the regulated market of the Bourse
                                            de Luxembourg with effect from the
                                            Issue Date.

                                            (Where documenting a fungible issue
                                            need to indicate that original
                                            securities are already admitted to
                                            trading.)

2.       RATINGS

         Ratings:                           The bonds to be issued have been
                                            rated:
                                            S&P:     AA+
                                            Moody's: Aa1

                                            An obligation rated 'AA+' by S&P has
                                            the second highest long term credit
                                            rating assigned by Standard & Poor's
                                            and differs from the highest rated
                                            obligations by only a small degree.
                                            The obligor's capacity to meet its
                                            financial commitment on the
                                            obligation is very strong.

                                            An obligation rated 'Aa1' by Moody's
                                            has the second highest long term
                                            credit rating assigned by Moody's.
                                            Obligations rated 'Aa1' are judged
                                            to be of high quality and are
                                            subject to very low credit risk.

                                            A credit rating is not a
                                            recommendation to buy, sell or hold
                                            securities and may be revised or
                                            withdrawn by the rating agency at
                                            any time. Each rating should be
                                            evaluated independently of any other
                                            rating.

                                            (The above disclosure should reflect
                                            the rating allocated to bonds issued
                                            under the bond facility generally
                                            or, where the issue has been
                                            specifically rated, that rating.)

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:             See "Use of Proceeds" section in the
                                            prospectus supplement--if reasons
                                            for offer different from making
                                            profit and/or hedging certain risks
                                            will need to include
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                                            those reasons here.

(ii)     Estimated net proceeds:            Not Applicable.
                                            (If proceeds are intended for more
                                            than one use will need to split out
                                            and present in order of priority. If
                                            proceeds insufficient to fund all
                                            proposed uses state amount and
                                            sources of other funding.)

(iii)    Estimated total expenses:          Not Applicable.
                                            [Expenses are required to be broken
                                            down into each principal intended
                                            "use" and presented in order of
                                            priority of such "uses".]

5.       YIELD

         Indication of yield:               5.19%
                                            Calculated as 7 basis points less
                                            than the yield on the equivalent A$
                                            Domestic Bond issued by the Issuer
                                            under its Domestic A$ Bond Facility
                                            on the Trade Date. The yield is
                                            calculated at the Trade Date on the
                                            basis of the Issue Price. It is not
                                            an indication of future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                         US748305BC27

(ii)     Common Code:                       010926238

(iii)    CUSIP Code:                        748305BC2

(iv)     Any clearing system(s) other       Not Applicable
         than Depositary Trust Company,
         Euroclear Bank S.A./N.V. and
         Clearstream Banking, societe
         anonyme and the relevant
         identification number(s):

(v)      Delivery:                          Delivery free of payment

(vi)     Names and addresses of             [ ]
         additional Paying Agent(s) (if
         any):

7.       TERMS AND CONDITIONS OF THE
         OFFER

(i)      Offer Price;                       Not applicable

(ii)     [Conditions to which the offer     Not applicable
         is subject;]

(iii)    [Description of the application    Not applicable
         process;]

(iv)     [Details of the minimum and/or     Not applicable
         maximum amount of application;]

(v)      [Description of possibility to     Not applicable
         reduce subscriptions and manner
         for refunding excess amount paid
         by applicants;]

(vi)     [Details of the method and time    Not applicable
         limits for paying up and
         delivering the bonds;]
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(vii)    [Manner in and date on which       Not applicable
         results of the offer are to be
         made public;]

(viii)   [Procedure for exercise of any     Not applicable
         right of pre-emption,
         negotiability of subscription
         rights and treatment of
         subscription rights not
         exercised;]

(ix)     [Categories of potential           Not applicable
         investors to which the bonds are
         offered and whether tranche(s)
         have been reserved for certain
         countries;]

(x)      [Process for notification to       Not applicable
         applicants of the amount
         allotted and the indication
         whether dealing may begin before
         notification is made;]

(xi)     [Amount of any expenses and        Not applicable
         taxes specifically charged to
         the subscriber or Purchaser;]

(xii)    [Name(s) and address(es), to the   None
         extent know to the Issuer, of
         the placers in the various
         countries where the offer takes
         place.]
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